EXHIBIT 99.1

The Joint Corp. Reports Preliminary Fourth Quarter and Year-end 2021 Financial Results

- Grows 2021 Revenue 38%, System-wide Sales 39%, and System-wide Comp Sales 29%, Compared to 2020 -
- Sold 156 Franchise Licenses, Compared to 121 in 2020 -
- Opened 130 Clinics, Including 20 Greenfields, Bringing the Total Corporate Count to 96 at Year End -

SCOTTSDALE, Ariz., Feb. 24, 2022 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, reported its preliminary financial results for the quarter and year ended December 31, 2021.

Financial Highlights: Preliminary Q4 2021 Compared to Q4 2020

  Increased system-wide sales1 by 32%, to $102.1 million.
  Reported system-wide comp sales2 increase of 22%.
  Grew revenue 32% to $22.4 million.
  Posted operating income of $663,000, compared to $2.8 million.
  Recorded net income of $224,000, compared to $10.6 million.
  Reported Adjusted EBITDA of $2.7 million, compared to $3.7 million.

Financial Highlights: Preliminary 2021 Compared to 2020

  Increased system-wide sales1 by 39%, to $361.1 million.
  Reported system-wide comp sales2 increase of 29%.
  Grew revenue 38% to $81.2 million.
  Posted operating income of $6.0 million, compared to $5.5 million.
  Recorded net income of $7.2 million, compared to $13.2 million.
  Reported Adjusted EBITDA of $13.3 million, compared to $9.1 million.

2021 Full Year Operating Highlights

  Performed 10.9 million patient visits, up from 8.3 million in 2020 and 7.7 million in 2019.
  Treated 807,000 new patients, up from 584,000 in 2020 and 585,000 in 2019.
  Increased system-wide sales1 39%, up from 18% in 2020 and 33% in 2019.
  Delivered comp sales2 of 29%, up from 9% in 2020 and 25% in 2019.
  Sold 156 franchise licenses, compared to 121 in 2020 and 126 in 2019.
  Grew total clinics to 706 at December 31, 2021, 610 franchised and 96 company-owned or managed, up from 579 at December 31, 2020. During 2021, the company acquired 12 franchised clinics and closed 3 clinics. It also opened 110 franchised and 20 corporate greenfield clinics, for a total of 130 new clinics in 2021, as compared to 73 new clinics opened in 2020 and 76 in 2019.

“During 2021, The Joint demonstrated remarkable resilience to pandemic pressures, continued to accelerate momentum, and delivered record openings, new patients, revenue, and Adjusted EBITDA,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “As the market continues to expand, we continue to fuel our growth, as illustrated by our increasing number of patients, franchisees, clinics, and franchise license sales. In 2022, we are focusing efforts on three key enterprise growth initiatives: forging the chiropractic dream, by offering the best career path for chiropractic doctors; harnessing the power of our data, by leveraging our new CRM platform; and accelerating the pace of clinic growth, through a continuous improvement in our comprehensive franchise sales and clinic opening strategy. We ended 2021 with 706 clinics and are well positioned to achieve our goal of 1,000 clinics in operation by the end of 2023, creating the foundation for continued future growth.”

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1 System-wide sales include sales at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the sales from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Quarterly Financial Results: Preliminary Unaudited Fourth Quarter 2021 Vs. Fourth Quarter 2020

Revenue was $22.4 million in the fourth quarter of 2021, compared to $17.0 million in the fourth quarter of 2020. The increase reflects a greater number of franchised and corporate clinics and continued organic growth. Cost of revenue was $2.4 million, compared to $1.9 million in the fourth quarter of 2020, reflecting the associated higher regional developer royalties and commissions, the increase in franchised clinics, and the higher website hosting costs related to the new IT platform, which went live in July 2021.

Selling and marketing expenses were $2.9 million, up 38%, driven by the larger number of franchised and company-owned or managed clinics, the grand opening expenses for 9 greenfields, and the timing of the national marketing fund spend as well as the new brand campaign.

Depreciation and amortization expenses increased for the fourth quarter of 2021, as compared to the prior year period, primarily due to the amortization of development rights reacquired in December 2020 and January 2021, the amortization of intangibles related to the 2021 clinic acquisitions, and the depreciation expenses associated with the new IT platform and greenfield development.

General and administrative expenses were $14.6 million, compared to $9.5 million in the fourth quarter of 2020. The increase was primarily driven by an increase in company-owned or managed clinic expenses, an increase in payroll to remain competitive in the tight labor market, professional fees, and IT expenses to support continued clinic count and revenue growth.

Operating income was $663,000, including the impact of the accelerated greenfield development and depreciation and amortization from reacquired development rights. This compares to $2.8 million in the fourth quarter of 2020. Income tax expense was $424,000, compared to a benefit of $7.9 million in the fourth quarter of 2020, which included the reversal of the tax valuation allowance of $8.9 million. Net income was $224,000, or $0.01 per diluted share, compared to $10.6 million, or $0.72 per diluted share, in the fourth quarter of 2020.

Adjusted EBITDA was $2.7 million, compared to $3.7 million in the fourth quarter of 2020. The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income before net interest, tax expense, depreciation, and amortization expenses.

Full Year Financial Results: Preliminary 2021 Vs. 2020

Revenue was $81.2 million for 2021, compared to $58.7 million in 2020. Operating income and net income were $6.0 million and $7.2 million, compared to $5.5 million and $13.2 million in 2020, respectively. Adjusted EBITDA was $13.3 million, compared to $9.1 million in 2020.

These fourth quarter and full year 2021 results are preliminary, unaudited, and subject to adjustments. As a result of the foregoing, certain information provided herein is subject to change.

Balance Sheet Liquidity

Unrestricted cash was $19.5 million at December 31, 2021, compared to $20.6 million at December 31, 2020. The change reflects net cash provided by operating activities of $15.2 million offset by $14.1 million of investing activities consisting of acquisitions, greenfield developments, and IT capital expenditures, as well as the $2.0 million of net cash used in financing activities primarily driven by the repayment of the Paycheck Protection Program loan in March 2021.

2022 Guidance

Management provided 2022 guidance for revenue, Adjusted EBITDA, and clinic openings.

  Revenue is expected to be between $102.0 million and $106.0 million; the mid-point reflects a 28% increase compared to $81.2 million in 2021.
  Adjusted EBITDA is expected to be between $15.0 million and $17.0 million; the mid-point reflects a 20% increase compared to $13.3 million in 2021.
  Franchised clinic openings are expected to be between 130 and 140, compared to 110 in 2020
  Company-owned or managed clinic increases, through a combination of both greenfields and buybacks, are expected to be between 30 and 40; up from 32 added in 2021.

Conference Call
The Joint Corp. management will host a conference call at 5 p.m. ET on Thursday, February 24, 2022, to discuss the fourth quarter and year-end 2021 financial result. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 765-507-2604 or 844-464-3931 and referencing code 3285473 approximately 15 minutes prior to the start time.

The accompanying slide presentation will be in the IR section of the website under Presentations and in Events. A live webcast of the conference call will also be available on the IR section of the company’s website at https://ir.thejoint.com/events. An audio replay will be available two hours after the conclusion of the call through March 3, 2022. The replay can be accessed by dialing 404-537-3406 or 855-859-2056. The passcode for the replay is 3285473.

Non-GAAP Financial Information
This release includes a presentation of non-GAAP financial measures. System-wide sales include sales at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the sales from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA is presented in a table below. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the continuing impact of the COVID-19 outbreak on the economy and our operations (including temporary clinic closures, shortened business hours and reduced patient demand), our failure to develop or acquire company-owned or managed clinics as rapidly as we intend, our failure to profitably operate company-owned or managed clinics, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage, short-selling strategies and negative opinions posted on the internet which could drive down the market price of our common stock and result in class action lawsuits, our failure to remediate the current or future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence, and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC and subsequently-filed current and quarterly reports. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Management will be disclosing in our Form 10-K that our management concluded that our internal controls over financial reporting were not effective as of December 31, 2021, and we expect our auditors to express an adverse opinion on the Company’s internal control over financial reporting as of December 31, 2021, due to a material weakness. The details of this material weakness will be provided in our upcoming 10-K filing. We have undertaken remediation measures to address the material weakness, which we expect will be completed prior to the end of fiscal year 2022.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, the company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 600 locations nationwide and over eight million patient visits annually, The Joint is a key leader in the chiropractic industry. Named on Franchise Times “Top 200+ Franchises” and Entrepreneur’s “Franchise 500®” lists, The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Financial Tables Follow –

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES PRELIMINARY CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31, 2021	December 31, 2020
ASSETS		(as revised)
Current assets:
Cash and cash equivalents	$19,526,119	$20,554,258
Restricted cash	386,219	265,371
Accounts receivable, net	3,391,120	1,850,499
Deferred franchise and regional development costs, current portion	994,587	897,551
Prepaid expenses and other current assets	2,283,285	1,566,025
Total current assets	26,581,330	25,133,704
Property and equipment, net	14,388,946	8,747,369
Operating lease right-of-use asset	17,247,928	11,581,435
Deferred franchise and regional development costs, net of current portion	5,505,420	4,340,756
Intangible assets, net	5,403,390	2,865,006
Goodwill	5,085,203	4,625,604
Deferred tax assets	9,261,191	8,088,073
Deposits and other assets	567,202	431,336
Total assets	$84,040,610	$65,813,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,705,568	$1,561,648
Accrued expenses	1,444,837	770,221
Co-op funds liability	386,219	248,468
Payroll liabilities	3,906,317	2,776,036
Debt under the Credit Agreement	2,000,000	—
Operating lease liability, current portion	4,218,635	2,918,140
Finance lease liability, current portion	49,855	70,507
Deferred franchise and regional development fee revenue, current portion	3,191,892	3,000,369
Deferred revenue from company clinics ($3.5 million and $2.8 million attributable to VIEs as of December 31, 2021 and 2020)	5,367,250	4,201,548
Debt under the Paycheck Protection Program	—	2,727,970
Other current liabilities	539,499	707,085
Total current liabilities	22,810,072	18,981,992
Operating lease liability, net of current portion	16,094,361	10,632,672
Finance lease liability, net of current portion	87,939	132,469
Debt under the Credit Agreement	—	2,000,000
Deferred franchise and regional development fee revenue, net of current portion	15,458,921	13,503,745
Other liabilities	27,231	27,230
Total liabilities	54,478,524	45,278,108
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of December 31, 2021 and 2020	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,451,355 shares issued and 14,419,712 shares outstanding as of December 31, 2021 and 14,174,237 shares issued and 14,157,070 outstanding as of December 31, 2020	14,450	14,174
Additional paid-in capital	43,925,057	41,350,001
Treasury stock 31,643 shares as of December 31, 2021 and 17,167 shares as of December 31, 2020, at cost	(850,838)	(143,111)
Accumulated deficit	(13,551,583)	(20,685,989)
Total The Joint Corp. stockholders' equity	29,537,086	20,535,075
Non-controlling Interest	25,000	100
Total equity	29,562,086	20,535,175
Total liabilities and stockholders' equity	$84,040,610	$65,813,283

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES PRELIMINARY CONSOLIDATED INCOME STATEMENTS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Revenues from company-owned or managed clinics	$12,214,405	$9,216,342	$44,741,722	$31,771,288
Royalty fees	6,246,489	4,728,476	22,062,989	15,886,051
Franchise fees	691,418	544,954	2,659,098	2,100,800
Advertising fund revenue	1,777,582	1,330,333	6,298,923	4,506,413
Software fees	899,345	729,552	3,286,888	2,694,520
Regional developer fees	206,598	232,830	848,640	876,804
Other revenues	397,761	255,657	1,293,721	847,100
Total revenues	22,433,598	17,038,144	81,191,981	58,682,976
Cost of revenues:
Franchise and regional developer cost of revenues	2,088,847	1,808,814	7,408,125	6,090,203
IT cost of revenues	320,954	132,612	1,105,652	417,265
Total cost of revenues	2,409,801	1,941,426	8,513,777	6,507,468
Selling and marketing expenses	2,920,798	2,119,864	11,424,416	7,804,420
Depreciation and amortization	1,813,807	672,525	6,088,947	2,734,462
General and administrative expenses	14,611,112	9,527,397	49,124,490	36,195,817
Total selling, general and administrative expenses	19,345,717	12,319,786	66,637,853	46,734,699
Net loss (gain) on disposition or impairment	14,868	2,092	31,835	(51,321)
Income from operations	663,212	2,774,840	6,008,516	5,492,130
Other expense, net	(15,829)	(24,230)	(69,878)	(79,478)
Income before income tax expense (benefit)	647,383	2,750,610	5,938,638	5,412,652
Income tax expense (benefit)	423,827	(7,882,213)	(1,220,669)	(7,754,662)
Net income	$223,556	$10,632,823	$7,159,307	$13,167,314

Earnings per share:
Basic earnings per share	$0.02	$0.75	$0.50	$0.94
Diluted earnings per share	$0.01	$0.72	$0.48	$0.90

Basic weighted average shares	14,416,273	14,108,164	14,319,448	14,003,708
Diluted weighted average shares	14,946,865	14,716,658	14,935,577	14,582,877

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$7,159,307	$13,167,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,088,947	2,734,462
Net loss on disposition or impairment (non-cash portion)	125,237	1,193
Net franchise fees recognized upon termination of franchise agreements	(133,007)	(57,080)
Deferred income taxes	(1,173,118)	(8,097,494)
Stock based compensation expense	1,056,015	885,975
Changes in operating assets and liabilities:
Accounts receivable	(1,540,621)	794,586
Prepaid expenses and other current assets	(717,260)	(443,547)
Deferred franchise costs	(1,418,235)	(899,056)
Deposits and other assets	(148,516)	(43,380)
Accounts payable	(14,373)	(90,429)
Accrued expenses	522,115	389,973
Payroll liabilities	1,130,281	(68,071)
Deferred revenue	3,231,456	2,206,063
Other liabilities	1,064,552	702,733
Net cash provided by operating activities	15,232,780	11,183,242

Cash flows from investing activities:
Acquisition of AZ clinics	(1,925,000)	(534,000)
Acquisition of NC clinics	(3,840,135)	—
Purchase of property and equipment	(6,989,534)	(3,156,233)
Reacquisition and termination of regional developer rights	(1,388,700)	(1,039,500)
Payments received on notes receivable	—	128,724
Net cash used in investing activities	(14,143,369)	(4,601,009)

Cash flows from financing activities:
Payments of finance lease obligation	(80,322)	(57,097)
Purchases of treasury stock under employee stock plans	(707,727)	(32,070)
Proceeds from exercise of stock options	1,519,317	1,009,364
Proceeds from the Credit Agreement, net of related fees	—	1,947,352
Proceeds from the Paycheck Protection Program	—	2,727,970
Repayment of debt under the Paycheck Protection Program	(2,727,970)	—
Net cash (used in) provided by financing activities	(1,996,702)	5,595,519

(Decrease) increase in cash	(907,291)	12,177,752
Cash and restricted cash, beginning of period	20,819,629	8,641,877
Cash and restricted cash, end of period	$19,912,338	$20,819,629

	December 31, 2021	December 31, 2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$19,526,119	$20,554,258
Restricted cash	386,219	265,371
	$19,912,338	$20,819,629

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES PRELIMINARY RECONCILIATION FOR GAAP TO NON-GAAP (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Financial Data:	2021	2020	2021	2020
Net income	$223,556	$10,632,823	$7,159,307	$13,167,314
Net interest	15,829	24,230	69,878	79,478
Depreciation and amortization expense	1,813,807	672,525	6,088,947	2,734,462
Income tax expense (benefit)	423,827	(7,882,213)	(1,220,669)	(7,754,662)
EBITDA	$2,477,019	$3,447,365	$12,097,463	$8,226,592
Stock compensation expense	229,107	207,269	1,056,015	885,975
Acquisition related expenses	20,370	41,716	68,716	41,716
Net loss (gain) on disposition or impairment	14,868	2,092	31,835	(51,321)
Adjusted EBITDA	$2,741,364	$3,698,442	$13,254,029	$9,102,962